UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2006

Oasys Mobile, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26925	65-0185306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

434 Fayetteville Street Suite 600 Raleigh, North Carolina	27601
(Address of principal executive offices)	(Zip Code)

(919) 807-5600
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01.    Other Events.

On July 5, 2006, Oasys Mobile filed its “Mobile Locker” utility patent application with the United States Patent and Trademark Office; Oasys Mobile had previously filed a provisional patent on the Mobile Locker with the USPTO. This patent application covers the ability to efficiently store a user’s purchases of mobile games, applications, wallpapers, ringtones and other mobile content. This content can then be re-downloaded to the user’s mobile phone in the event that the user breaks, loses or upgrades their mobile phone or it runs out of memory. Key claims in the patent application cover the re-download of content to the phone, loss prevention mechanisms to prevent content theft, efficiency of the system and delivery of compatible content for different handset models. We believe the combination of these claims will provide a significant competitive advantage to us and the highest level of IP protection possible.

Currently, when a user loses or replaces their mobile phone, they must repurchase any mobile content previously purchased in order to have it on their new phone. Oasys Mobile intends to use its Mobile Locker to allow users to re-download content they have already purchased from the Oasys Mobile internet portal (www.oasysmobile.com): (i) onto a user’s new mobile phone in the case of loss or replacement of the mobile phone or (ii) to an existing phone for the purpose of swapping content out on that phone while maintaining the remainder of their content in their Mobile Locker. In each of these cases, the user can re-download the particular mobile content without having to pay for it again. We have already negotiated provisions with all of our content providers that distribute content through our Oasys Mobile portal to allow these types of re-downloads with no additional charges to the user from the content providers. These provisions were made possible in large part by the loss prevention rules employed by our Mobile Locker. These rules limit the number of downloads and handset changes within a given period of time.

Our Mobile Locker patent application differs from related patent applications in that files are referenced and not copied. In another mobile content locker patent application filed by another entity, copies of content are made for each user from a central repository. Our Mobile Locker uses references or “Pointers” from each user’s Mobile Locker to a single copy of the content in a central repository or in a third party content provider repository via Application Program Interfaces (API). Our methodology offers several distinct advantages. The first is that many publishers and record labels do not allow duplication of their content since it puts that content out of the publisher’s or record label’s control. In our dealings with these entities, they prefer the utilization of Pointers to re-download the specific content since the Pointer methodology provides more control over the distribution of their content, especially in the case of re-downloads. The use of our Pointer concept, as opposed to storing copies of these files, provides more safeguards to the publishers and record labels and allows them to retain more control of their content that is distributed to users that have the right to re-download.

A second advantage of using Pointers to content is that it results in a more efficient system requiring much less storage and less content replication/synchronization. Less storage means that less equipment and data center real estate are required. This is critical when dealing with systems that must scale to millions of customers. Less content replication/synchronization means that less manual administration is required to ensure content is available and up to date. This is critical when dealing with multiple third party content sources. When a user needs to re-download a particular piece of mobile content, they go to their Mobile Locker on www.oasysmobile.com or a white labeled version of this Mobile Locker and activate the Pointer to the particular content to re-download it to their new mobile phone. There is no need to copy content from a central repository to the user’s Mobile Locker and no need to copy content from third party sources to the central repository because Pointers give the Mobile Locker virtual access to all files within the central repository or third party repository.

The ability to retrieve the proper version of the content based on the phone model is critical. In our patent application claims we cover the ability to store phone attributes so that particular content can be re-formatted or the Pointers can be re-mapped to ensure that the correct version of the re-downloaded mobile content is sent to the user’s new mobile phone. This ensures that the mobile content re-downloaded to a new mobile phone is compatible, optimized and able to run on that phone.

Oasys Mobile’s Mobile Locker will enable consumers to create a permanent catalog of ringtones, games and wallpaper for their mobile phone. Giving consumers a sense of permanence with respect to mobile content is a solution to a problem that we have identified through our own research. We have learned that consumers self-limit the amount of content they buy because they view their mobile phone as transitory. Being able to store any content purchased for retrieval at a later date gives these consumers a sense of “ownership” of their phone, their content, and their purchases. Whether it is through a white label offering of the Mobile Locker or OasysMobile.com, being the first to go to market with technology that solves this consumer problem is an industry first which we believe gives us a strong advantage over our competition.

Item 9.01.    Financial Statements and Other Exhibits.

None.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OASYS MOBILE, INC.

By:	/s/ Donald T. Locke
Donald T. Locke Executive Vice-President - Corporate Development
Date: July 11, 2006